Exhibit 99.1

Investor Contact:
Robert Jaffe
424.288.4098
rjaffe@rjaffeco.com
NantHealth, Inc. Announces 1-For 15 Reverse Stock Split

Morrisville, NC – December 15, 2022 — NantHealth, Inc. (NASDAQ-GS: NH), a leading provider of enterprise solutions that help businesses transform complex data into actionable insights, today announced that the company has implemented a reverse stock split at a ratio of 1-for-15, which is expected to be effective 5 p.m. Eastern Time (ET) on December 15, 2022. The company’s common stock is expected to begin trading on a split-adjusted basis at commencement of trading on Friday, December 16, 2022. The reverse stock split was approved by NantHealth’s stockholders on August 18, 2022 and is intended to increase the per share trading price of the company's common stock, which the company expects will satisfy the minimum bid price requirement for continued listing on the Nasdaq Global Select Market (Nasdaq).

Reverse Stock Split

The reverse stock split will reduce the number of shares of the company’s common stock from approximately 115,550,244 shares to approximately 7,703,350 shares, but will not change the authorized number of shares of common stock, which will remain at 750,000,000 shares. The company’s common stock will continue to trade on Nasdaq under the symbol “NH.” In connection with the reverse stock split, the company’s CUSIP number will change to 630104305 as of December 15, 2022 at 5 p.m. ET.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the company’s equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. No fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive a fractional share will instead be entitled to receive cash in lieu of such fractional share from the company’s transfer agent, American Stock Transfer & Trust Company, LLC. Holders of the company’s common stock held in book-entry form or through a bank, broker or other nominee do not need to take any action in connection with the reverse stock split. Stockholders of record will be receiving information from the company’s transfer agent regarding their common stock ownership post-reverse stock split.

In addition, pursuant to their terms, a proportionate adjustment will be made to the per share exercise price and number of shares issuable under all of the company’s outstanding equity awards, and the number of shares authorized and reserved for issuance pursuant to the company’s equity incentive plans will be reduced proportionately.

About NantHealth, Inc.

NantHealth, a member of the NantWorks ecosystem of companies, provides enterprise solutions that help businesses transform complex data into actionable insights. By offering efficient ways to move, interpret and visualize complex and highly sensitive information, NantHealth enables customers in healthcare, life sciences, logistics, telecommunications and other industries to automate, understand and act on data while keeping it secure and scalable. NantHealth’s product portfolio comprises the latest technology in payer/provider collaboration platforms for real-time coverage decision support (Eviti and NaviNet), and data solutions that provide multi-data analysis, reporting and professional services offerings (Quadris). The OpenNMS Group, Inc., a NantHealth subsidiary, helps businesses monitor and manage network health and performance. For more information, visit nanthealth.com, follow us on Twitter, Facebook, LinkedIn and YouTube, and subscribe to our blog.

Forward Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. Risks and uncertainties include, but are not limited to, statements regarding the timing and effectiveness of the reverse stock split and the Company’s ability to maintain its listing on Nasdaq (including its ability to achieve or maintain the minimum bid price required by Nasdaq and to comply with other requirements for listing on Nasdaq). Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current plans, objectives, beliefs, expectations, and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the price and volume fluctuations in trading of the Company’s Common Stock, the potential adverse effect of the reduced number of shares outstanding following the reverse stock split on the liquidity of the Company’s Common Stock, potentially adverse Nasdaq decisions related to the listing of the Company’s Common Stock on the Nasdaq Capital Market. The Company undertakes no obligation to update any forward-

Exhibit 99.1
looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our reports filed with the Securities and Exchange Commission.

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